Exhibit 99.1

Company Overview

We are one of the largest residential security solutions companies and one of the largest and fastest-growing home automation services providers in North America. In February 2013, we were recognized by Forbes magazine as one of America’s Most Promising Companies. Our fully integrated and remotely accessible residential services platform offers subscribers a suite of products and services that includes interactive security, life-safety, energy management and home automation. We utilize a scalable “direct-to-home” sales model to originate a majority of our new subscribers, which allows us control over our net subscriber acquisition costs. We have built a high-quality subscriber portfolio, with an average credit score of 717, through our underwriting criteria and compensation structure. Unlike many of our competitors, who generally focus on either subscriber origination or servicing, we originate, install, service and monitor our entire subscriber base, which allows us to control the overall subscriber experience. We seek to deliver a quality subscriber experience with a combination of innovative development of new products and services and a commitment to customer service, which together with our focus on originating high-quality new subscribers, has enabled us to achieve attrition rates that we believe are historically at or below industry averages. Utilizing this model, we have built a portfolio of approximately 794,000 subscribers, as of March 31, 2014. Approximately 92% and 96% of our revenues during the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, consist of contractually committed recurring revenues, which have historically resulted in consistent and predictable operating results.

We believe our sales model allows us to originate subscribers at a lower net subscriber acquisition cost (as a multiple of RMR) and achieve a higher adoption rate of new service packages compared to many of our competitors. We generate the majority of our new subscribers through our direct-to-home sales channel, which uses teams of trained seasonal sales representatives. In this channel we have historically employed between 2,000 and 2,500 sales representatives and approximately 1,000 installation technicians, who are both largely commission based and deployed in targeted geographical locations. This results in a highly variable cost structure, subscriber density and the ability to complete same-day installations. We diversify our subscriber origination efforts with an “inside sales” channel, which includes our internal-sales call centers, TV, radio, internet and other media advertising, as well as third-party lead generators.

We use underwriting policies that focus on creating a high-quality subscriber portfolio, with an attractive return profile with an unlevered IRR in the low to mid 20% range depending on contractual terms. As of March 31, 2014, based on FICO score at the time of contract origination, approximately 94% of our subscribers had a FICO score of 625 or greater, and the average FICO score of our portfolio was 717. In addition, over 83% of our new subscribers in 2013 paid activation fees and approximately 88% of our total subscribers pay their monthly bill electronically. We believe that originating high-quality subscribers and our commitment to customer service increases retention, which leads to predictable cash flows.

Our business generates positive cash flows from ongoing monitoring and service revenues, which we choose to invest in new subscriber acquisitions. During the twelve months ended March 31, 2014, we generated $506.6 million in total revenue, including $482.3 million in monitoring revenue, and $304.3 million of Adjusted EBITDA.

Products and Service Packages

Our products and service packages allow subscribers to remotely control, monitor and manage the security, life-safety, video, lighting and HVAC systems within their homes. Since January 2010, substantially all of the systems we have installed are interactive and home automation enabled. In June 2014, we launched Vivint Sky, an integrated platform consisting of Vivint’s proprietary SkyControl panel, equipment, cloud software, mobile application and online experience. Each of our service packages has a differentiated set of equipment and functionality, utilizing the Vivint Sky platform. Historically, we have offered contracts to subscribers ranging in length from 36 to 60 months that are subject to automatic renewals after the expiration of the initial term. We offer four service packages: Home Security, Energy Management, Security Plus and Home Automation.

•	Home Security. Our Home Security service package includes two options: Basic and Advanced. This service package provides subscribers with residential security monitoring, wireless intrusion equipment, emergency alerts and, with the Advanced Home Security option, non-emergency alerts. The current standard price of the Advanced Home Security service package is $53.99 per month and includes the SkyControl panel, which communicates wirelessly with other equipment and features an LCD touchscreen, two-way voice communication, and remote control capabilities, three door or window sensors, a motion detector, a key fob and a yard sign. Subscribers can select additional equipment, such as glass-break detectors, and safety devices, including smoke and carbon monoxide detectors and personal panic pendants, to customize the systems for their particular needs. Like all of our home services, subscribers can operate the system remotely through a smart phone application or a web-enabled device. Subscribers using the Advanced Home Security option can also set non-emergency text alerts for any activity such as the opening of doors or windows. All equipment in the Home Security service package is connected wirelessly to the SkyControl panel, which then communicates through a wireless infrastructure to our two UL listed redundant central monitoring stations.

•	Energy Management. Our Energy Management service package provides subscribers the ability to monitor, control and conserve energy usage through the SkyControl panel or remotely through a smart phone application or a web-enabled device. The current standard price of the Energy Management service package is $59.99 per month and includes a smart thermostat, a lamp or appliance control and 12 energy efficient light bulbs, in addition to all of the services that are included with our Advanced Home Security package. The SkyControl panel enables interaction between motion sensors, automatic door locks, thermostats and lighting to adjust settings based on occupancy. Controlling energy usage allows subscribers to conserve energy, thus providing subscribers the ability to reduce their energy bills.

•	Security Plus. Our Security Plus service package combines all of the products and services included with our Advanced Home Security package as well as a door lock and video camera. Security Plus provides subscribers with the ability to remotely manage their home security and lock, unlock and monitor the status of the automatic door locks as well as the ability to remotely monitor activity in their home through video surveillance and text alerts. The current standard price of the Security Plus service package is $63.99 per month.

•	Home Automation. Our Home Automation service package is a fully integrated suite of home products and services that connects various in-home technologies all through a single platform. The current standard price of the Home Automation service package is $69.99 per month and includes all of the services that are included with the Advanced Home Security, Energy Management and Security Plus service packages. Subscribers can choose additional equipment such as video cameras and door locks to customize the package.

In 2013, 61% of new subscribers selected additional services beyond our Home Security package.

Existing subscribers may order additional products or upgrade their current services. When they do this, we usually have one of our local field service technicians perform the installation at the subscriber’s home. Typically, the subscriber is billed for a trip charge, the cost of the equipment installed and their RMR increases for the additional service offerings.

Competitive Strengths

Large, Growing and Economically Resilient Industry

According to Barnes Associates estimates, the market for monitoring and related residential electronic security services was over $21 billion in revenue in 2013 and has grown every year for the past 10 years. We estimate the penetration rate for this market was approximately 19%, as of December 31, 2013. This market is characterized by stable revenues from contractually committed recurring monthly payments and has proven to be recession-resistant through the last two economic downturns.

In addition, we believe we were among the first to market in the rapidly growing and underpenetrated home automation market, which enables subscribers to remotely access and control security, HVAC, lighting, automatic door locks, small appliances and video surveillance using a smart phone application or a web browser. ABI Research estimates the total number of North American subscribers of home automation services will grow from approximately 877,000 in 2011 to over 13.1 million during 2018 and total annual North American revenues from these services to increase from an estimated $3.3 billion in 2011 to $7.5 billion in 2018. We believe that our experience as an early entrant into the home automation market and our innovative products and services make us well positioned to capitalize on this opportunity.

Leading Industry Player with Proven Operational Performance

We are one of the few residential security solutions companies in North America that generates substantially all of its revenue organically from a fully integrated model that encompasses all aspects of the subscriber experience, including sales, installation, servicing and monitoring. This approach allows us to deliver a consistent, quality subscriber experience. We believe this contributes to a strong adoption rate (61% in 2013) for service packages beyond Advanced Home Security and attrition rates at or below industry averages. We also enhance the quality of our subscribers’ experience through proven operational performance. During the year ended December 31, 2013, our average response time to alarms was approximately 10 seconds from the time the signal was received at our monitoring stations. We believe the enhanced functionality of our offerings along with the introduction of innovative new service packages, results in increased subscriber usage, with an average of 79% of our surveyed subscribers indicating use of their system at least once per week during 2013, which we believe contributes to higher customer satisfaction and lower attrition.

Differentiated Sales Model with Highly Variable Cost Structure and Attractive Subscriber Economics

We have two primary sales channels: direct-to-home and inside sales. For the year ended December 31, 2013, we generated approximately 77% of our new subscribers through our direct-to-home sales channel and 23% through inside sales. Our direct-to-home sales operation is typically comprised of between 2,000 and 2,500 sales representatives who benefit from our recruiting and training programs designed to promote professionalism and sales productivity. Each year between April and August, our sales teams travel to approximately 100 preselected markets throughout North America to sell our service packages. Markets are selected based on a number of factors including demographics, population density and our past experience selling in these markets. Because expenses associated with our sales force are directly correlated with new subscriber acquisition, we avoid a large fixed cost base and are able to deploy a flexible go-to-market strategy every year. A substantial portion of the cost to acquire a new subscriber is variable. We believe our approach to managing our sales channels allows us to originate subscribers at a lower net subscriber acquisition cost (as a multiple of RMR) and achieve a higher adoption rate of new service packages compared to our competitors. We estimate that our net subscriber acquisition cost in 2013 was in the $1,625 to $1,675 range, a substantial portion of which is variable. Our net subscriber acquisition cost represented approximately 28 times our average RMR per new subscriber added in 2013. Once the initial investment is made, we experience predictable recurring revenues and cash flows from contractually committed monthly payments, resulting in an unlevered IRR in the low to mid 20% range (including the impact of estimated attrition), depending on contractual terms.

High-Quality Subscribers Result in Lower Attrition

Because attrition is strongly correlated with FICO scores and customer satisfaction, we focus on creating a high-quality subscriber portfolio and providing those subscribers with service packages that result in higher usage rates. Our compensation structure rewards quality subscriber generation by tying compensation to factors such as FICO scores and payment type that have historically reduced attrition. We have enhanced our underwriting criteria over time, increasing our average FICO score of our subscriber portfolio to 717, and reducing sub-600 FICO score subscribers to approximately 1%, as of March 31, 2014.

Robust Cash Flow Characteristics

We generate positive contractual and recurring operating cash flows. Approximately 95% of our revenues for the twelve months ended March 31, 2014 consisted of contractually committed recurring revenues, which have historically resulted in consistent and predictable results. We choose to reinvest our cash flows in the generation of new subscribers. The direct-to-home sales model is characterized by a highly variable and discretionary cost structure, which allows us to quickly scale our sales efforts up or down while relying on our existing base of approximately 794,000 subscribers to generate resilient and recurring cash flows. Our low attrition and net subscriber acquisition costs have resulted in aggregate costs incurred to replace churned subscribers that we believe are lower than historical industry rates of attrition and subscriber acquisition costs, based on third-party estimates. Additionally, as a result of our up-front billing of monitoring fees and high usage of electronic and credit card payment methods, we generally operate with negative working capital, which provides for a source of cash as we grow revenues. Furthermore, substantially all of our subscriber acquisition costs have been tax deductible in the year incurred and, as of December 31, 2013, we had significant net operating losses of approximately $1.0 billion in the U.S. and $35.7 million in Canada available to minimize any future tax burden.

Strong Platform for Growth

We have established a history of capitalizing on our business model and technology to offer new products and service packages, as evidenced by our launch of home automation in 2011 and Vivint Sky cloud platform and SkyControl panel in June 2014. Our innovative products and service packages have enabled us to increase average RMR per new subscriber from $44.50 in 2009 to $58.35 for the year ended December 31, 2013, while generally not raising the prices for like service packages during this period. Going forward, we intend to capitalize on the low incremental costs inherent in our business model and existing technology to increase market penetration and inside sales, as well as to expand into small commercial international markets. We recently expanded our business to New Zealand and have also identified Australia as a potentially attractive market.

Proven and Experienced Management Team

Our management team has a proven record of strong growth and operational excellence and, as a result of their leadership, we have successfully grown revenue and total RMR every year since 2006. Our CEO, Todd Pedersen, a visionary leader who encourages a highly entrepreneurial culture that fosters innovation, founded the Company in 1999. Our senior management team averages over 15 years of experience in high growth or large public companies. In connection with the Transactions, senior management and employees invested $155.2 million (a portion of which was used for the Investors’ acquisition of Solar) in the Company.

Our Strategy

Commitment to Customer Service

Our fully integrated subscriber experience allows our sales representatives, customer service representatives and installation technicians to work closely together to provide the subscriber with an integrated process from contact origination to daily use. We believe our field service technicians and customer service representatives deliver a quality customer service experience that enhances our brand and improves customer satisfaction. In surveys of our subscribers, over 83% of respondents expressed satisfaction with our customer service. Customer service representatives generally resolve over 90% of maintenance and service related questions over the telephone or through remote-access to the subscriber’s panel. We also believe we have higher Net Promoter Scores (a widely used measure of customer satisfaction and loyalty) than our primary competitors and we have been recognized by third-party organizations for providing outstanding customer service.

Maintain and Grow High-Quality Subscriber Portfolio

By qualifying potential subscribers according to our underwriting criteria, we have been able to decrease credit risk exposure and maintain a high-quality subscriber portfolio. Our portfolio consists of subscribers with an average credit score of 717, an attrition rate at or below the industry-average and a high adoption rate for services in addition to our basic security package. We plan to maintain our focus on our underwriting standards and expect to continue to structure our sales compensation to reward sales representatives based on the creation of high-quality subscribers to drive portfolio growth.

Continue to Develop Value-Added Products and Services

We strive to bring easy-to-use technology to our subscribers that allows them to efficiently control their use of our service packages. We have a reputation for developing and deploying solutions for the home that combine robust functionality with simple configurations that are easy to install and use. The interactive Vivint Sky cloud platform and SkyControl panel (our primary panel for new subscribers) provides a platform to introduce new products and service packages to our subscribers. Vivint Sky enables customers to control their lights, thermostat and door locks, as well as monitor high-definition video feeds and more from any smartphone, laptop or tablet. Our flexible sales model enables us to efficiently provide these new products and services to both new and existing subscribers. By focusing on innovation, and enhancing the functionality of our existing products and service packages, we believe we can increase subscriber usage and customer satisfaction and thereby lower our attrition. We will continue to focus on increasing our RMR and lowering our attrition through the development of new products and service packages.

Diversify Sales Channels through Growth of Inside Sales

Our proven inside sales channel provides another avenue to grow subscribers. Our subscribers originated through inside sales have net subscriber acquisition costs and attrition rates similar to those originated through our direct-to-home sales channel. We have grown subscriber originations through inside sales from approximately 10% of total originations in 2009 to approximately 23% of total originations in 2013.

Our Industry

Residential Electronic Security Services Market Overview

The residential electronic security services industry includes all companies that sell or lease, install, maintain or monitor electronic security products such as intrusion alarms, fire alarms, life-safety devices, video surveillance, automatic door locks and integrated security systems. The industry is characterized by a highly fragmented service provider base, with over 10,000 companies comprised primarily of small operators. Technological advances have reduced costs and streamlined installation, which in turn has resulted in higher subscriber adoption. This trend is expected to drive a migration from security-focused companies to suppliers of integrated solutions.

According to Barnes Associates estimates, the market for monitoring and related residential electronic security services was over $21 billion in revenue in 2013 and has grown every year for the past 10 years. We estimate the penetration rate for this market was approximately 19%, as of December 31, 2013. This market is characterized by stable revenues from contractually committed recurring monthly payments and has proven to be recession-resistant through the last two economic downturns.

Home Automation Market Overview

Home automation services enable residential subscribers to remotely access and control security, HVAC, lighting, automatic door locks, small appliances and video surveillance using a smart phone application or a web browser. In addition, home automation systems provide non-emergency alerts via text message, email or voice.

According to industry research, the declining cost of components, greater functionality of systems and increasing interconnectivity between equipment such as video cameras, thermostats, lighting devices and automatic door locks are expected to drive continued subscriber growth in this market. ABI Research estimates the total number of North American subscribers of home automation services will grow from approximately 877,000 in 2011 to over 13.1 million during 2018 and total annual North American revenues from these services to increase from an estimated $3.3 billion in 2011 to $7.5 billion in 2018. According to Parks Associates, the penetration of home automation services in North America remains at a low level (6%) compared to other consumer technologies.

Recent Developments

Potential Transactions with Solar

We are currently negotiating a series of commercial contracts with our affiliate, Solar, including a product supply agreement, a marketing agreement, a non-compete agreement, a transition services agreement and certain amendments to our trademark licensing arrangements, which may include the transfer of certain trademark rights to a new unrestricted subsidiary. We expect that such contracts will be on arm’s-length terms and will enhance our ability to effectively market our products and services.

Summary Historical Financial Information

The following summary consolidated financial information and other data set forth below should be read in conjunction with “The Transactions and 2013 Notes Offerings” included herein, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes thereto incorporated by reference herein.

The summary historical consolidated statement of operations data and other financial data presented below for the year ended December 31, 2013 (Successor), the period from November 17, 2012 through December 31, 2012 (Successor), the period from January 1, 2012 through November 16, 2012 (Predecessor) and the Predecessor year ended December 31, 2011 and the summary consolidated balance sheet data as of December 31, 2013 (Successor) and 2012 (Successor), have been derived from our audited consolidated financial statements included in the documents incorporated by reference in this offering memorandum. The summary consolidated balance sheet data as of December 31, 2011 (Predecessor) has been derived from our audited consolidated financial statements not included in, nor incorporated by reference in, this offering memorandum. The summary historical consolidated statement of operations data and other financial information for the year ended December 31, 2012 are presented for two periods: the period from January 1, 2012 through November 16, 2012 (Predecessor) and the period from November 17, 2012 through December 31, 2012 (Successor), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The summary historical consolidated statement of operations data and other financial information of the Predecessor are presented for APX Group, Inc. and its wholly-owned subsidiaries, as well as Solar, 2GIG and their respective subsidiaries. The summary historical consolidated statement of operations data and other financial information of the Successor Period reflect the Merger and present the financial position and results of operations of the Parent Guarantor and its wholly-owned subsidiaries. The financial position and results of the Successor are not comparable to the financial position and results of the Predecessor due to the Merger and the application of purchase accounting in accordance with ASC 805 Business Combinations.

The summary unaudited historical consolidated financial and other data presented below as of March 31, 2014 and for the three months ended March 31, 2014 and March 31, 2013 have been derived from our unaudited condensed consolidated financial statements included in the documents incorporated by reference in this offering memorandum. Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the full year.

The unaudited consolidated statement of operations data for the twelve months ended March 31, 2014 have been derived by (i) adding the historical audited consolidated statement of operations for the year ended December 31, 2013 and the historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2014 and (ii) subtracting the historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2013.

The historical financial information for the Predecessor Period from January 1, 2012 through November 16, 2012 and for the Predecessor year ended December 31, 2011 included in this offering memorandum include the results of Solar, which commenced operations in early 2011. Following the consummation of the Transactions, Solar is no longer dependent upon us for ongoing financial support and we are no longer its primary beneficiary. Accordingly, Solar is no longer required to be included in our consolidated financial statements. In addition, the historical financial information included in this offering memorandum include the results of 2GIG up through April 1, 2013, which was the date we completed the 2GIG Sale. Solar, 2GIG and their respective subsidiaries do not and will not provide any credit support for any indebtedness of the Issuer, including indebtedness incurred under our revolving credit facility, our existing senior secured notes, our existing senior unsecured notes or the notes.

	Successor		Predecessor		Successor
	Year ended December 31,	Period from November 17, through December 31,	Period from January 1, through November 16,	Year Ended	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2012	2011	2014	2013	2014
					(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Statement of Operations Data
Revenues:
Monitoring revenue	$460,130	$49,122	$325,271	$287,974	$124,554	$102,369	$482,315
Service and other sales revenue	39,135	8,473	66,811	38,544	4,834	21,993	21,976
Activation fees	1,643	11	5,331	4,891	766	80	2,329
Contract sales	—	—	157	8,539	—	—	—

Total revenues	500,908	57,606	397,570	339,948	130,154	124,442	506,620
Costs and expenses:
Operating expenses	164,221	20,699	145,797	126,563	41,317	45,693	159,845
Cost of contract sales	—	—	95	6,425	—	—	—
Selling expenses	98,884	12,284	91,559	48,978	25,579	20,608	103,855
General and administrative expenses	97,177	9,521	99,972	50,510	25,135	20,339	101,973
Transaction related expenses	—	31,885	23,461	—	—	—	—
Depreciation and amortization	195,506	11,410	79,679	68,458	50,352	45,794	200,064

Total costs and expenses	555,788	85,799	440,563	300,934	142,383	132,434	565,737

(Loss) income from operations	(54,880)	(28,193)	(42,993)	39,014	(12,229)	(7,992)	(59,117)

Other expenses:
Interest expense, net	(112,983)	(12,641)	(106,559)	(101,855)	(35,088)	(25,593)	(122,478)
Other (expenses) income	46,942	(171)	(122)	(386)	245	(350)	47,537

Loss from continuing operations before income taxes	(120,921)	(41,005)	(149,674)	(63,227)	(47,072)	(33,935)	(134,058)
Income tax (benefit) expense	3,592	(10,903)	4,923	(3,739)	208	(3,026)	6,826

Net loss from continuing operations	(124,513)	(30,102)	(154,597)	(59,488)	(47,280)	(30,909)	(140,884)

Discontinued operations:
Loss from discontinued operations	—	—	(239)	(2,917)	—	—	—

Net loss before non-controlling interests	(124,513)	(30,102)	(154,836)	(62,405)	(47,280)	(30,909)	(140,884)

Net (loss) income attributable to non-controlling interests	—	—	(1,319)	6,141	—	—	—

Net loss	(124,513)	$(30,102)	$(153,517)	$(68,546)	$(47,280)	$(30,909)	$(140,884)

	Successor		Predecessor		Successor
	Year ended December 31,	Period from November 17, through December 31,	Period from January 1, through November 16,	Year Ended December 31,	Three Months Ended March 31,
	2013	2012	2012	2011	2014	2013
					(unaudited)	(unaudited)
		(dollars in thousands)
Balance sheet data (at period end)
Cash	$261,905	$8,090	N/A	$3,680	$174,062	$11,485
Working capital (deficit)	187,781	(32,834)	N/A	(25,013)	147,042	(33,218)
Adjusted working capital (deficit) (excluding cash, debt and discontinued operations)	(69,925)	(36,923)	N/A	(7,148)	(22,565)	(41,343)
Total assets	2,424,434	2,155,348	N/A	644,980	2,411,086	2,171,533
Total debt (including current portion of long-term debt)	1,762,049	1,333,000	N/A	623,741	1,972,250	1,349,000
Total shareholders’ equity (deficit)	490,243	679,279	N/A	(183,499)	438,836	645,981

Cash flow data
Net cash provided by (used in) continuing operations:
Operating activities	$79,425	$(25,243)	$95,371	$(36,842)	$23,241	$26,970
Investing activities	(176,477)	(1,949,454)	(270,094)	(207,603)	(111,050)	(36,923)
Financing activities	350,986	1,982,746	189,352	244,178	140	13,045
Capital expenditures	(8,676)	(1,456)	(5,894)	(6,521)	(7,006)	(3,088)

	Successor		Predecessor		Successor
	Year ended December 31,	Period from November 17, through December 31,	Period from January 1, through November 16,	Year ended December 31	Three months ended March 31,
	2013	2012	2012	2011	2014	2013
		(in thousands except Average RMR per subscriber)
Selected operating metrics (unaudited) (1)

Total subscribers	795.5	671.8	N/A	562.0	793.8	680.9
Total RMR	$42,202	$34,276	N/A	$27,092	$42,110	$34,959
Average RMR per subscriber	$53.05	$51.02	N/A	$48.21	$53.05	$51.35

N/A – Not Applicable.

	Successor	Combined	Successor	Predecessor		Successor		Successor
	Year ended December 31,	Year Ended December 31,	November 17, through December 31,	January 1, through November 16,	Year ended December 31,	Three months ended March 31,		Twelve months ended March 31,
	2013	2012	2012	2012	2011	2014	2013	2014
					(dollars in thousands)

Other Financial Data (unaudited)
Adjusted EBITDA(2)(3)	$292,290	$243,978	$30,571	$213,407	$175,186	$77,898	$65,924	$304,264

(1)	Includes Vivint metrics only.

(2)

We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the credit agreement governing our revolving credit facility, the indenture governing our existing senior secured notes and the indenture governing our existing senior unsecured notes and the notes offered hereby.

We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA eliminates the effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance. Adjusted EBITDA is also used by us to measure covenant compliance under the indenture governing our existing senior unsecured notes and the notes offered hereby, the indenture governing our existing senior secured notes and the credit agreement governing our revolving credit facility.

The following table sets forth a reconciliation of net loss before non-controlling interests to Adjusted EBITDA (dollars in thousands):

	Successor	Combined	Successor	Predecessor		Successor
	Year ended December 31,	Year Ended December 31,	November 17, through December 31,	January 1, through November 16,	Year Ended December 31,	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2012	2012	2011	2014	2013	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net loss before non-controlling interests	$(124,513)	$(184,938)	$(30,102)	$(154,836)	$(62,405)	$(47,280)	$(30,909)	$(140,884)
Interest expense, net	112,983	119,200	12,641	106,559	101,855	35,088	25,593	122,478
Other expense (income), net (i)	(76)	334	171	163	—	(245)	351	(672)
Gain on 2GIG Sale (ii)	(46,866)	—	—	—	—	—	—	(46,866)
Income tax (benefit) expense	3,592	(5,980)	(10,903)	4,923	(3,739)	208	(3,026)	6,826
Amortization of capitalized creation costs	22,214	72,186	181	72,005	61,546	10,319	1,125	31,408
Depreciation and amortization (iii)	173,292	18,903	11,229	7,674	6,912	40,032	44,669	168,655
Transaction costs related to 2GIG Sale (iv)	5,519	—	—	—	—	—	225	5,294
Transaction related costs (v)	811	132,360	33,318	99,042	—	—	277	534
Non-capitalized subscriber acquisition costs (vi)	100,985	70,362	11,264	59,098	51,350	26,876	21,242	106,619
Non-cash compensation (vii)	1,899	874	—	874	475	445	228	2,116
Adjustment for Solar business (viii)	—	7,077	—	7,077	385	—	—	—
Other adjustments (ix)	42,450	13,600	2,772	10,828	18,807	12,455	6,149	48,756

Adjusted EBITDA	$292,290	$243,978	$30,571	$213,407	$175,186	$77,898	$65,924	$304,264

(i)	Certain items have been reclassified for presentation purposes.

(ii)	Non-recurring gain on the 2GIG Sale.

(iii)	Excludes loan amortization costs that are included in interest expense.

(iv)	Reflects bonuses and transaction related costs associated with the 2GIG Sale.

(v)	Reflects total bonus and other payments to employees and to third parties directly related to the Transactions.

(vi)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.

(vii)	Reflects non-cash compensation costs related to employee and director stock and stock option plans.

(viii)	Reflects the exclusion of Solar results from the time it commenced operations in 2011.

(ix)	Other adjustments represent primarily the following items (dollars in thousands):

	Successor	Combined	Successor	Predecessor		Successor		Successor
	Year ended December 31,	Year Ended December 31,	November 17, through December 31,	January 1, through November 16,	Year Ended December 31,	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2012	2012	2011	2014	2013	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Solar business costs (a)	$34	$4,165	$406	$3,759	$1,371	$—	$34	$—
Rebranding costs	—	1,409	—	1,409	5,762	—	—	—
Discontinued operations (b)	—	239	—	239	2,917	—	—	—
Non-operating legal and professional fees	5,356	554	—	554	2,194	34	501	4,889
Non-cash payroll tax reserve	—	2,124	—	2,124	—	—	—	—
Purchase accounting deferred revenue fair value adjustment (c)	6,894	1,606	1,606	—	—	1,405	2,097	6,202
Securitization transaction costs	—	—	—	—	6,135	—	—	—
Technology licensing disputes (d)	—	2,239	—	2,239	964	—	—	—
Benefit from sales of subscriber contracts	—	—	—	—	(2,142)	—	—	—
Product development (e)	12,318	—	—	—	—	3,838	2,043	14,113
Monitoring fee (f)	2,918	457	457	—	—	675	893	2,700
Start-up of new strategic initiatives (g)	3,084	250	250	—	—	367	85	3,366
Non-cash contingent liabilities (h)	6,500	—	—	—	—	—	—	6,500
Fire related losses, net of probable insurance recoveries (i)	—	—	—	—	—	1,658	—	1,658
CMS technology impairment loss (j)	—	—	—	—	—	1,351	—	1,351
Information technology implementation (k)	1,230	—	—	—	—	1,310	—	2,540
Subcontracted monitoring agreement (l)	1,078	—	—	—	—	1,125	—	2,203
All other adjustments (m)	3,038	557	53	504	1,606	692	496	3,234

Total other adjustments	$42,450	$13,600	$2,772	$10,828	$18,807	$12,455	$6,149	$48,756

(a)	Costs incurred by Vivint on behalf of the Solar business, prior to the Transactions.

(b)	Costs associated with our Smart Grid business, which discontinued operations in 2011.

(c)	Add back revenue reduction directly related to purchase accounting deferred revenue adjustments.

(d)	Settlement costs and reserves associated with technology licensing disputes.

(e)	Costs related to the development of future control panels and peripherals.

(f)	Blackstone Management Partners L.L.C. monitoring fee.

(g)	Costs related to the start-up of potential new service offerings and sales channels.

(h)	Related to claims, legal actions and complaints arising in the ordinary course of business.

(i)	Fire related losses, net of insurance recoveries of $2.3 million considered probable at March 31, 2014.

(j)	Customer management system technology impairment loss. See footnote 7 to the unaudited condensed consolidated financial statements incorporated by reference herein from the 10-Q.

(k)	Costs related to the implementation of new information technologies.

(l)	Run-rate savings from committed future reductions in subcontract monitoring fees.

(m)	Certain other unusual, non-cash, non-recurring items permitted in certain covenant calculations under agreements governing our outstanding indebtedness.

(3)	Adjusted EBITDA for the twelve months ended March 31, 2014 has been derived by (i) adding our historical net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs) for the year ended December 31, 2013 and the three months ended March 31, 2014, (ii) subtracting our historical unaudited net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs) for the three months ended March 31, 2013 and (iii) applying certain adjustments to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indenture governing our existing senior unsecured notes and the notes offered hereby, the indenture governing our existing senior secured notes and the credit agreement governing our revolving credit facility.

Risk Factors

Litigation, complaints or adverse publicity could negatively impact our business, financial condition and results of operations.

From time to time, we engage in the defense of, and may in the future be subject to, certain claims and lawsuits arising in the ordinary course of our business. For example, we have been named as defendants in putative class actions alleging violations of wage and hour laws, the Telephone Consumer Protection Act, common law privacy and consumer protection laws. In addition, we understand that the U.S. Attorney’s office for the District of Utah is engaged in an investigation that we believe relates to certain political contributions made by some of our executive officers and employees. In addition, from time to time our subscribers have communicated and may in the future communicate complaints to consumer protection groups and other organizations such as the Better Business Bureau, regulators, law enforcement or the media. Any resulting actions or negative subscriber sentiment or publicity may reduce the volume of our new subscriber originations, increase attrition of existing subscribers or adversely impact our ability to replace cancelled subscribers with new originations. Any of the foregoing may materially and adversely affect our business, financial condition, cash flows or results of operations.

Our future operating results are uncertain.

Prior growth rates in revenues and other operating and financial results should not be considered indicative of our future performance. Our future performance and operating results will depend on, among other things: (i) our ability to renew and/or upgrade contracts with existing subscribers and to achieve high customer satisfaction with existing subscribers; (ii) our ability to obtain agreements with new subscribers to use our products and services, including our ability to scale the number of new subscribers generated through inside sales; (iii) our ability to increase the density of our subscriber base for existing service locations or continue to expand into new geographic markets and/or services; (iv) our ability to successfully develop and market new and innovative products and services; (v) the level of product and price competition; (vi) the degree of saturation in, and our ability to further penetrate, existing markets; (vii) our ability to manage revenues, origination or acquisition of new subscriber contracts and attrition rates, the cost of servicing our existing subscribers and general and administrative costs; and (viii) our ability to attract, train and retain qualified employees. If our future operating results suffer as a result of our inability to renew our existing subscriber contracts, originate new subscriber contracts, increase the density of our subscriber base, introduce new and successful products and services, manage our growth, or for any of the other reasons mentioned above, there could be a material adverse effect on our business, financial condition, cash flows or results of operations.

For example, in the first quarter of 2014, Google placed certain restrictions on our search results. Although we believe such restrictions have largely been resolved, if this or similar situations occur in the future it could have a material adverse impact on our business, financial condition or results of operations.

Our operations depend upon telecommunication services providers to transmit signals to our third-party providers and our monitoring stations.

Our operations depend upon cellular and other telecommunications providers to communicate signals to and from our monitoring stations and subscribers in a timely, cost-efficient and consistent manner. The failure of one or more of these providers to transmit and communicate signals in a timely manner could affect our ability to provide services to our subscribers. There can be no assurance that third-party telecommunications providers and signal-processing centers will continue to transmit and communicate signals to our third-party providers and the monitoring stations without disruption. Any such disruption, particularly one of a prolonged duration, could have a material adverse effect on our business. In addition, failure to renew contracts with existing providers or to contract with other providers on commercially acceptable terms or at all may adversely impact our business.

Certain elements of our operating model have historically relied on our subscribers’ continued selection and use of traditional landline telecommunications to transmit signals to our monitoring stations and to provide services to our subscribers. There is a growing trend for consumers to switch to the exclusive use of cellular, satellite or Internet communication technology in their homes, and telecommunication providers may discontinue their landline services in the future. In addition, many of our subscribers who use cellular communication technology for their systems use products that rely on older 2G technology, and certain telecommunication providers have advised us that they will, and others may, discontinue 2G services in the future. The discontinuation of landline, 2G and any other services by telecommunications providers in the future would require subscribers to upgrade to alternative, and potentially more expensive, technologies. This could increase our subscriber attrition rates and slow our new subscriber originations. To maintain our subscriber base that uses components that are or could become obsolete, we may be required to upgrade or implement new technologies, including by offering to subsidize the replacement of subscribers’ outdated systems at our expense. Any such upgrades or implementations could require significant capital expenditures and also divert management’s attention and other important resources away from our customer service and new subscriber origination efforts.

Our interactive services are accessed through the Internet and our security monitoring services are increasingly delivered using Internet technologies. Some providers of broadband access may take measures that affect their customers’ ability to use these products and services, such as degrading the quality of the data packets we transmit over their lines, giving those packets low priority, giving other packets higher priority than ours, blocking our packets entirely or attempting to charge their customers more for using our services. In the U.S., there continues to be some uncertainty regarding whether suppliers of broadband Internet access have a legal obligation to allow their customers to access services such as ours without interference. In December 2010, the Federal Communications Commission (“FCC”) adopted new net neutrality rules that would protect services like ours from such interference. Several parties sought judicial review of the FCC’s net neutrality rules, and in January 2014, the United States Court of Appeals for the District of Columbia Circuit struck down the FCC’s net neutrality rules regarding blocking and discrimination, but upheld the transparency rule. In May 2014, the FCC issued a notice of proposed rulemaking seeking comments on new proposed net neutrality rules. That proceeding is currently pending, and we cannot predict the outcome of the proceeding. Interference with our services or higher charges to customers by broadband service providers for using our products and services could cause us to lose existing subscribers, impair our ability to attract new subscribers and materially and adversely affect our business, financial condition, results of operations and cash flows.

In addition, telecommunication services providers are subject to extensive regulation in the markets where we operate or may expand in the future. Changes in the applicable laws or regulations affecting telecommunication services could require us to change the way we operate, which could increase costs or otherwise disrupt our operations, which in turn could adversely affect our business, financial condition, cash flows or results of operations.

We must successfully upgrade and maintain our information technology systems.

We rely on various information technology systems to manage our operations. We are currently implementing modifications and upgrades to these systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality and implementing new systems. We have experienced and may continue to experience challenges with the implementation of our new information technology software, which has impacted and may continue to impact the onboarding of new subscribers and the customer service levels of our current subscribers.

There are inherent costs and risks associated with replacing and changing these systems and implementing new systems, including potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. Our information technology system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the implementation of new information technology systems may cause disruptions in our business operations and have an adverse effect on our business, cash flows and operations.

Our new products and services may not be successful.

We launched our energy management and home automation products and services in June 2010 and April 2011, respectively. We launched our wireless Internet on a limited basis during 2013 and our proprietary Vivint Sky cloud solution and new SkyControl panel in early 2014. We anticipate launching additional products and services in the near future. These products and services and the new products or services we may launch in the future may not be well-received by our subscribers and may not help us to attract new subscribers or lower the attrition rate of existing subscribers. Any profits we may generate from these or other new products or services may be lower than profits generated from our core products and services and may not be sufficient for us to recoup the development costs incurred. New products and services may also have lower gross margins, particularly to the extent that they do not fully utilize our existing infrastructure. In addition, new products and services may require increased operational expenses or subscriber acquisition costs and present new and difficult technological challenges that may subject us to claims or complaints if subscribers experience service disruptions or failures or other quality issues. To the extent our new products and services are not successful, it could damage our reputation, limit our new subscriber acquisition and have a material adverse effect on our business, financial condition, cash flows or results of operations.

Affiliates of the Sponsor own substantially all of the equity interests in us and may have conflicts of interest with us or the holders of the notes in the future.

As a result of the Merger, the Sponsor owns a substantial majority of our capital stock and has the ability to elect a majority of our board of directors. As a result, affiliates of the Sponsor have control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of stockholders regardless of whether holders of the notes believe that any such transactions are in their own best interests. For example, affiliates of the Sponsor could cause us to make acquisitions that increase the amount of our indebtedness or to sell assets or businesses, or could cause us to issue additional capital stock or declare dividends. So long as the Sponsor continues to indirectly own a significant amount of the outstanding shares of our common stock, affiliates of the Sponsor will continue to be able to strongly influence or effectively control our decisions. The indentures governing our existing senior secured notes and our existing senior unsecured notes and the notes offered hereby and the credit agreement governing our revolving credit facility permit us to pay advisory and other fees, dividends and make other restricted payments to the Sponsor under certain circumstances and the Sponsor or its affiliates may have an interest in our doing so. During the year ended December 31, 2013, we made payments to affiliates of the Sponsor of $3.3 million, which included $2.9 million in annual monitoring fees and $0.4 million in fees in connection with our issuance of $450.0 million senior unsecured notes. In addition, the Sponsor has no obligation to provide us with any additional debt or equity financing.

Additionally, the Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. The Sponsor may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. The holders of the notes should consider that the interests of the Sponsor and other Investors may differ from their interests in material respects.